As filed with the Securities and Exchange Commission on June 25, 1999
                                          Registration No. 333-
------------------------------------------------------------------------------
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                       DIALYSIS CORPORATION OF AMERICA
           (Exact name of registrant as specified in its charter)

             Florida                               59-1757642
----------------------------------   ------------------------------------
(State or other jurisdiction         (I.R.S. Employer Identification No.)
of incorporation or organization)

        27 Miller Street                 STEPHEN W. EVERETT, Executive
   Lemoyne, Pennsylvania 17043                   Vice President
         (717) 730-6164                         27 Miller Street
(717) 730-6164                            Lemoyne, Pennsylvania 17043
                                                (717) 730-6164
 (Address, including zip code and     (Name, address, including zip code
 telephone number, including area      and telephone number, including
  code, of registrant's principal      area code, of agent for service)
       executive offices)

                              Copies to:
                        LAWRENCE E. JAFFE, ESQ.
                          777 Terrace Avenue
                     Hasbrouck Heights, N.J. 07604
                            (201) 288-8282
      Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pur-suant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
                                                   Proposed    Proposed
                                                   Maximum     Maximum
                                                   Offering    Aggregate     Amount of
Title of Each Class of            Amount to Be     Price Per   Offering     Registration
Securities to be Registered        Registered      Unit(1)(2)  Price(1)(2)     Fee
----------------------------------------------------------------------------------------
Common Stock, $.01 par value...  2,300,000 (1)(2)    $4.50     $10,350,000    $2,877 *
Common Stock, $.01 par value...    100,000 (1)(3)    $4.50     $   450,000    $  125 *
Common Stock, $.01 par value...    200,000 (1)(3)    $5.40     $ 1,080,000    $  300 *
----------------------------------------------------------------------------------------
Total.....................................................................    $3,302 *
----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Represents (i) 2,300,000 shares issuable under the Company's redeemable common stock purchase warrants ("Warrants") exercisable through October 16, 1999 at $4.50 per share registered under the Company's April 17, 1996 security offering registered on Form SB-2, Registration No. 33-80877-A ("Form SB-2 Registration");
    (ii) 100,000 shares of common stock issuable upon exercise at $4.50 per share of the underwriter's purchase warrant registered under the Company's Form SB-2 Registration; and (iii) 200,000 shares of common stock issuable upon exercise of Warrants exercisable at $5.40 per share through April 16, 2001 pursuant to the underwriter's purchase warrant registered under the Form SB-2 Registration.

(2) Represents 2,300,000 shares of common stock issuable upon exercise of the Warrants previously registered on the Company's Form SB-2 Registra-tion. See Notes (1) and (3). This registration statement covers, in addition, such indeterminate number of shares of common stock as may be issued upon exercise of the Warrants by reason of adjustment of the exercise price of the Warrants in certain contingencies as outlined in the prospectus.

(3) Reserved for issuance upon exercise of the underwriter's purchase warrant and under the Warrants obtainable upon exercise of the underwriter's purchase warrant together with such indeterminate number of Warrants and/or common stock as may be issuable pursuant to the anti-dilution provision of the underwriter's purchase warrant or the Warrants.

  * Filing fees were paid with respect to all the Warrants and underlying common stock at the time of filing the Company's Form SB-2 Registration.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in the registration statement is a combined prospectus and relates to Registration No. 33-80877-A previously filed by the registrant on Form SB-2 and declared effective on April 17, 1996.

                             ---------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this regis-tration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              Subject to Completion - June 25, 1999

                 Dialysis Corporation of America

                2,600,000 Shares of Common Stock

     We are offering 2,300,000 shares of common stock issuable upon exercise of our outstanding redeemable common stock purchase warrants, which are referred to in this prospectus as the "public warrants." Each public warrant entitles the holder to purchase one share of common stock at an exercise price of $4.50 per share.


     An additional 300,000 shares of common stock are being offered by seven persons who own options and warrants to buy the common stock they are offering for resale. See "Selling Security Holders" on page 18. Al-though we will receive the proceeds from any of the selling security holders' exercise of their options and warrants, we will not receive any proceeds from the resale of the common stock by the selling security holders.

Markets for our securities

     o Our common stock trades on the Nasdaq SmallCap Market under the symbol "DCAI." On June 23, 1999, the closing price for the common stock was $2.88.

     o Our warrants trade on the Nasdaq SmallCap Market under the symbol "DCAIW." On June 23, 1999, the closing price for the warrants was $.44.

     A 5% commission will be paid to certain of the selling security holders who acted as or are affiliated with the underwriters of our 1996 public offering of the common stock and warrants if certain conditions are met with respect to any exercise of the 2,300,000 public warrants. See "Plan of Distribution."

Investment in the common stock is speculative and involves substantial risks. See "Risk Factors" beginning on page 6. See also "Summary Risk Factors" relating to proposed merger entity beginning on page 15.

                             ---------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

                             ---------------

           The date of this Prospectus is                 , 1999

                         About This Prospectus

     You should rely on the information incorporated by reference or con-tained in this prospectus or any supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering for sale the 2,300,000 shares of common stock which are obtainable on exercise of the 2,300,000 outstanding public warrants in those states where offers and sales are permitted. The selling security holders are offering their 300,000 shares of common stock. Neither we nor the selling security holders will make an offer of the shares of common stock in any state where the offer is not permitted. We will not receive any proceeds from the sale of shares by the selling security holders. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently exist.

     See the section of this prospectus entitled "Risk Factors" starting at page 6 for a description of certain factors that you should consider before investing in the common stock offered. Also refer to the section of this prospectus entitled "Recent Developments" for a discussion of a proposed merger with an internet company, and the section entitled "MainStreet - Summary Risk Factors" at page 15 for a description of certain risk factors relating to that company.


                        Available Information

     We file reports, information statements and other information, as does our parent, Medicore, Inc., with the Securities and Exchange Commission. Those reports, information and proxy statements and other information may be obtained:

     o At the Public Reference Room of the Securities and Exchange Com-mission, Room 1024 - Judiciary Plaza, 450 fifth Street, N.W., Washington D.C. 20549;
     o At the public reference facilities at the Security and Exchange Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;
     o From the Securities and Exchange Commission, Public Reference Room, Judiciary Plaza, 450 fifth Street, N.W., Washington, D.C. 20549;
     o At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or
     o From the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

     Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference rooms, call the Securities and Exchange Commission at 1-800-SEC-0330.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding DCA and our common stock, including certain exhibits. You can get a copy of the registration state-ment from the Securities and Exchange Commission at the addresses listed above or from its internet site.

               Incorporation of Certain Documents By Reference

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this informa-tion. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the warrants are exercised or expire and the selling security holders sell all their shares or their options for the shares expire. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (Registration No. 333-________).

     o The descriptions of our common stock and warrants contained in our registration statement filed pursuant to Section 12 of the Exchange Act on Form 8-A declared effective April 17, 1996, and any amendment or report filed for the purpose of updating any description.
     o Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including those portions of our information statement for the 1999 Annual Meeting of shareholders incorporated in the Form 10-K by reference.
     o Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 1999 re: Item 5, "Other Events," relating to the extension of the warrant exercise period.
     o Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999.

     On request, DCA will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. DCA will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Requests should be directed to Lawrence E. Jaffe, the Secretary of Dialysis Corpora-tion of America, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, telephone no. (201) 288-8282 (fax no. (201) 288-8208)).

                            Prospectus Summary


            Cautionary Notice Regarding Forward-Looking Statements

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. Certain of the forward-looking statements include management's expectations, intentions, beliefs and strategies regarding the future of our growth and operations, the character and devel-opment of the dialysis industry, anticipated revenues, our needs for and sources of funding for expansion opportunities and construction, expendi-tures, costs and income and similar expressions concerning matters that are not considered historical facts. Such forward-looking statements are subject to substantial risks and uncertainties that could cause actual results to materially differ from those expressed in the statements in this prospectus, including the general economic, market and business conditions, opportunities pursued or not pursued by management, competition and changes in federal and state laws or regulations affecting our opera-tions. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in "Risk Factors" and other documents as filed from time to time with the SEC. We base our forward-looking statements on information currently available to us, and we assume no obligation to revise these forward-looking statements to reflect events after the date made. Readers are cautioned not to place undue reliance on such forward-looking statements.

     This summary highlights some information from this prospectus and may not contain all the information that is important to you.


                              Our Company

     We are a regional provider of dialysis services to patients suffering from chronic kidney failure known as end stage renal disease, or ESRD. In addition, we provide acute dialysis services through contractual rela-tionships with three hospitals. Our services are provided through five dialysis facilities located in New Jersey and Pennsylvania. As part of our dialysis treatments, we provide drugs to patients under a physician's prescription, as well as electrocardiograms and blood transfusions.

     Our principal executive offices are located at 27 Miller Street, Lemoyne, Pennsylvania 17043, and our telephone number is (717) 730-6164.


                              The Offering

DCA common stock offering        2,300,000 shares issuable upon exercise of
                                 our public warrants

Selling security holders         300,000 shares of common stock

Use of proceeds                  We intend to use the net proceeds of this
                                 offering for:
                                 1.  acquisition or construction of dialysis
                                     centers; and
                                 2.  working capital and general corporate
                                     purposes; or
                                 3.  develop central web site to provide any
                                     company with ability to sell initial
                                     public offerings or secondary offerings
                                     through auction of its securities; based on potential merger negotiations with a private start-up internet company which would change our business and management. See "Recent Developments."

Nasdaq SmallCap Market symbol
     o  common stock             DCAI
     o  warrant                  DCAIW

Securities outstanding
     o  common stock             3,546,344
     o  public warrants          2,300,000
        o  exercise price        $4.50 per share
        o  expiration date       October 16, 1999

Common stock to be outstanding
  assuming exercise of all
  the warrants                   5,846,344 - does not include
                                 o  300,000 shares reserved for issuance
                                    upon exercise of selling security holder options and warrants
                                 o  819,500 shares reserved for issuance upon
                                    exercise of options granted under our
                                    stock option plans
                                 o  10,000 shares reserved for issuance upon
                                    exercise of non-plan options
                                 o  72,000 shares reserved for issuance upon
                                    the exercise of options available for
                                    future grant under our 1995 Stock Option
                                    Plan


           Letter of Intent for Proposed Merger and Sale of Assets

     On June 4, 1999, we signed a letter of intent with MainStreet IPO, LLC, a new start-up company which is in its initial stages of developing a central web site that will provide companies the ability to perform initial public offerings and secondary offerings of securities with or without, at their option, the assistance of an underwriter. Proposed public offerings will be conducted on the basis of a "Dutch auction" expected to provide a wider base of investors with an opportunity to participate in public offerings. The
CEO Letter.com will also be affiliated with MainStreet. That subsidiary provides chief executive officers of public companies a forum to discuss their companies to a multitude of potential internet investors. The CEO Letter has an exclusive arrangement with Freeride.com, an unaffiliated website with extensive membership, to use Freeride's point reward system as an incentive for potential investors to read The CEO Letter. The letter of intent, a non-binding indication of intent, provides for MainStreet to negotiate a merger agreement. The proposed transactions would involve MainStreet merging into our company, our dialysis operations to be sold to our parent, Medicore, Inc., and our company's name to change to MainStreet. The management and operations of our company would change to that of MainStreet. The proposed merger and acquisition transactions are contingent on reaching acceptable terms in definitive merger and acquisition agree-ments, satisfactory due diligence of MainStreet and its proposed business and operations, our shareholders' approval, and MainStreet's qualification for listing its common stock on the Nasdaq SmallCap Market. See "Recent Developments."


                        Summary Financial Data

     The following summary financial data for each of the three years ended December 31, 1998 have been derived from our audited consolidated financial statements. The summary financial data for the three months ended March 31, 1999 and 1998 are derived from our unaudited consolidated financial state-ments. Our audited and unaudited financial statements have been incorporated in this prospectus by reference.

                                                              Three Months
                             Year Ended December 31,         Ended March 31,
                            --------------------------     ------------------
                             1998      1997      1996       1999     1998
                             ----      ----      ----       ----     ----
                                                             (unaudited)
Operating Results:               (in thousands, except per share data)
  Revenues                  $4,004    $9,221    $4,137     $1,255   $  945
  Net (loss) income           (204)    1,993       (23)      (147)     (77)
  (Loss) earnings per share
    Basic                     (.06)      .56      (.01)      (.04)    (.02)
    Diluted                   (.06)      .55      (.01)      (.04)    (.02)

                         December 31, 1998           March 31, 1999
                         ----------------     -------------------------
                                                 Actual     As Adjusted
Balance Sheet Data                                    (unaudited)
  Working capital           $ 5,114,976       $ 4,912,107   $16,175,107
  Total assets                9,348,924         8,954,926    20,217,926
  Long-term debt                632,664           679,916       679,916
  Total liabilities           1,577,434         1,330,608     1,330,608
  Shareholder's equity        7,771,490         7,624,318    18,887,318

     The "As Adjusted" information presented above reflects the pro forma effects of the receipt of approximately $11,263,000 of net proceeds from the sale of the common stock offered by this prospectus upon exercise of the 2,300,000 public warrants and the exercise of the selling security holders' options and warrants for 300,000 shares of common stock.

     We have not included any summary financial information of MainStreet, our proposed merger partner, since MainStreet has recently been formed, has no operations, minimal assets, no financial statements, and the proposed merger is currently being negotiated. As part of the proposed merger, we will be selling our assets, exclusive of certain net warrant proceeds in excess of $1,000,000, to our parent, Medicore, which company will also be assuming all our liabilities. If the merger is completed, Medicore will also receive 20% of the net warrant proceeds up to $1,000,000. See "Use of Proceeds." These proposed transactions have to be finalized and approved by our shareholders. Therefore, we cannot be sure these proposed transac-tions will be completed. See "Recent Developments."



                             Risk Factors

                 Risk Factors Relating To Our Business

Because we have experienced losses and expect our expenses to increase, we may not be able to achieve profitability in the near future.

     Since 1989, when we sold four of our five dialysis centers, we have experienced operational losses. We initiated an expansion program in 1995, opening two new dialysis centers, and one new center in each of 1997, 1998 and 1999, with a new center in the initial construction phase. However, some of these centers are in the developmental stage and generate losses for at least 12 months, as has been our experience with newly established dialysis facilities. This is due to operational costs and time needed to reach full capacity of dialysis treatments. Even though construction of new dialysis centers may generate greater revenues, until their patient bases increase toward a fuller capacity, we may not show profitable operations.

The dialysis operations are subject to extensive government regulation.

     Our dialysis operations are subject to extensive federal and state government regulations which include:

     o  false claims prohibitions for health care reimbursement
     o  patient referral prohibitions
     o  licensing requirements for each dialysis facility
     o  record keeping requirements
     o  health, safety and environmental compliance

     Many of these laws and regulations are complex and open to different interpretations. Due to the extensive federal and state regulations and the absence of court cases or government interpretations of these regula-tions, certain of our practices in organization and providing of dialysis services may be challenged. If we are forced to change our method of operations because of these regulations, our earnings, financial condition and business might be adversely affected. In addition, any violation of these governmental regulations could involve substantial civil and criminal penalties and fines, and exclusion from participating in Medicare and Medicaid programs. Any loss of federal or state certifications or licenses would also adversely impact our business.

     Neither our arrangements with the medical directors of our facilities nor the minority ownership interests of referring physicians in certain of our dialysis facilities meet all of the requirements of published safe harbors to the illegal remuneration provisions of the Social Security Act and similar state laws. These laws impose civil and criminal sanctions on persons who receive or make payments for referring a patient for treatment that is paid for in whole or in part by Medicare, Medicaid or similar state programs. Transactions that do not fall within the safe harbor may be subject to greater scrutiny by enforcement agencies.


Our revenues and financial stability are dependent on fixed reimbursement rates under Medicare and Medicaid.

     Approximately 74% of our patient revenues for the last two years were derived from Medicare reimbursement. Average net revenue per treatment for our patients from government and private payors was approximately $205 for 1998 and $206 for 1997. Decreases in the Medicare and Medicaid rates and programs for our dialysis treatments would adversely affect our revenues and opportunities for profitability and would increase our operating losses. Furthermore, operating costs tend to increase over the years without any comparable increase in the prescribed dialysis treatment rates, which remain fixed and have decreased over the years.

     We also administer an anemia drug, EPO, to most of our dialysis patients. The reimbursement rate for this drug has been reduced over the last several years.


Decreases in reimbursement payments from third-party, non-government payors could adversely affect our earnings.

     Any reduction in the rates paid by private insurers, hospitals and other non-governmental third-party organizations could adversely affect our business. We estimate approximately 21% of our patient revenues for 1998 and 1997 were obtained from sources other than Medicare or Medicaid. We generally charge non-governmental organizations for dialysis treatment rates which exceed the fixed Medicare and Medicaid rates. Any limitation on our ability to charge these higher rates, which may be affected by expanded coverage by Medicare under the fixed corporate rate, or expanded coverage of dialysis treatments by managed care organizations, which commonly have lower rates than we charge, could adversely affect our business, results of operations, and financial condition.

Our ability to grow is subject to our resources and available locations.

     To date, expansion of our operations has been through construction of dialysis facilities rather than acquisition. This is due to the substan-tial costs involved in an acquisition, usually valued on a per-patient basis. We are a small company with limited resources. Therefore, we look for areas with qualified and cost-effective nursing and technical personnel, with a sufficient population to sustain a dialysis facility. These opportunities are limited and we compete with much larger dialysis companies for appropriate locations. Construction through commencement of operations generally takes four to six months and sometimes longer.
Once the facility is operable, it generates revenues, but usually does not operate at full capacity, thereby generating losses for up to approximately a 12 month period. Our growth strategy based on construction also provides the risks of our inability to identify suitable locations to develop additional facilities. Those we do develop may never achieve profitability, and additional financing may not be available to finance future development.

     Our inability to acquire or develop facilities in a cost-effective manner could adversely affect our ability to expand our business and our attempts to generate operating profits, which we have not had over the last several years.

     Growth places significant demands on our financial and management skills. Inability on our behalf to meet the challenges of expansion and to manage any such growth could have an adverse effect on our management, results of operations and financial condition.


Our attempt to expand through development or acquisition of dialysis facilities which are not currently identified may entail risks which you will not have a basis to evaluate.

     We expand generally through seeking an appropriate location considering the patient base, availability of a physician nephrologist to be our medical director, and a skilled work force. Construction and equipment costs for a new dialysis facility range from $600,000 to $750,000. The cost of acquiring a center is usually much greater. We cannot assure you we will be successful in effecting any acquisitions or developing dialysis facilities, or otherwise successfully expanding our operations. We are negotiating with certain nephrologists to establish new dialysis centers, but we cannot assure you these negotiations will result in the development of new centers. Further-more, even if we continue in such development expansion, there is no basis for you to evaluate the specific merits or risks of any potential acquisition or development of dialysis facilities and locations that we may undertake.


Dependence on physician referrals.

     Our dialysis facilities and those centers we seek to develop are dependent upon referrals of ESRD patients for treatment by physicians specializing in nephrology. Generally, the nephrologist or medical pro-fessional association of physicians supervising a particular dialysis center's operations, known as a medical director of that facility, account for most of the patient base. The loss of these key referring physicians at a particular center could have a material adverse effect on the operations of the center and could adversely affect our operations.

     Some of the referring physicians own minority interests in certain of our dialysis facilities. If these interests are deemed to violate applicable federal or state law, these physicians may be forced to dispose of their ownership interests. We are unable to predict how this would affect our relationship with these referring physicians, which could have an adverse effect on our business.

Industry changes could adversely affect our business.

     The healthcare industry is in a period of change and uncertainty. Healthcare organizations, public and private, continue to change the manner in which they operate and pay for services. Our business is designed to function within the current healthcare financing and reimbursement system. In recent years, the healthcare industry has been subject to increasing levels of government regulation of reimbursement rates and capital expendi-tures, among other things. In addition, proposals to reform the healthcare system have been considered by Congress, and still remain a priority issue. Any new legislative initiatives, if enacted, may further increase government regulation of or other involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for healthcare companies. We cannot predict the likelihood of those events or what impact they may have on our earnings, financial condition or business.


Our business is subject to substantial competition.

     We are operating in a very competitive environment in terms of both operations and acquisitions of existing dialysis centers. Our competition comes from other dialysis centers, many of which are owned by much larger companies, and from hospitals. The dialysis industry is rapidly consoli-dating. There are some very large dialysis companies competing for the acquisition of existing dialysis centers and the development of relation-ships with referring physicians. Most of our competition have much greater financial resources and more effective operations, dialysis facilities and patient base.

     Competition also comes from technological advances that provide more effective dialysis treatments than the services provided by our centers.

     We experience competition from physicians who open their own dialysis facilities. Competition for existing centers has increased the costs of acquiring such facilities. Competition is also intense for qualified nursing and technical staff as well as for nephrologists with an adequate patient base. Management can provide no assurance our company can compete effec-tively.


                 Risk Factors Relating to the Securities

Medicore, our parent, which owns 68% of our company, has some common officers and directors, which presents the potential for conflicts of interest.

     Medicore owns 68% of our company, and is able to elect all of our directors and otherwise control our management and operations. Even assuming all the public warrants are exercised, Medicore would have a 41% interest in our company. That is a large enough percentage, although not mathematically a majority, to provide Medicore with continued control of our management and operations. Such control is also complemented with the fact that Thomas K. Langbein is Chairman of the Board and Chief Executive Officer of both our company and Medicore, of which company he is also the President, and Daniel R. Ouzts is Vice President and Treasurer of both companies. Neither Mr. Langbein nor Mr. Ouzts devotes full time to our management. In addition, certain other accounting personnel and admin-istrative facilities of our operations and Medicore are common. The costs of executive and accounting salaries and other shared corporate overhead for these companies are charged first on the basis of direct usage when identifiable, with the remainder allocated on the basis of time spent.
The amount of expenses charged by Medicore to our company amounted to approximately $240,000 for each of the three years ended December 31, 1998.

     Additionally, there have been past and there are current transactions between our company and Medicore and their directors, including loans and insurance coverage. We have been advancing funds to Medicore for working capital requirements. As a net result of cash transfers and corporate overhead allocations, there was an intercompany indebtedness due to us from Medicore of approximately $121,000 at December 31, 1998 and $72,000 as of March 31, 1999.

     Since Medicore has a majority interest in our company, there exists the potential for conflicts between Medicore and us, and the responsibilities of our management to our shareholders may conflict with the responsibilities owed by management of Medicore to its shareholders. We cannot provide any assurance that any further conflicts of interest will be resolved in our favor.

     As part of the proposed merger with MainStreet, we will be selling our assets to Medicore. We will be obtaining appraisals and Medicore will not vote its 68% interest, leaving the decision to engage in these proposed transactions to our public shareholders. See "Recent Developments."


There is a possibility of continued volatility in our security price.

     Our common stock and public warrants trade on the Nasdaq SmallCap Market. Over the years the market price of the common stock has been as high as $4.63 in the first quarter of 1997 to as low as $.56 in the fourth quarter of 1998. Similarly, the high and low market price for our public warrants ranged from $1.19 in the first quarter of 1997 to $.06 in the fourth quarter of 1998.
On June 23, 1999, the closing price of the common stock was $2.88 and the closing price of the public warrants was $.44. The market price of our common stock and public warrants could fluctuate substantially based upon announcements concerning our company, such as the proposed merger, operating results, government regulatory changes, technological innovations, or infor-mation concerning our competitors.

     In addition, security prices fluctuate widely for reasons unrelated to operations, usually general political, and worldwide and domestic economic conditions, and the stock market's reaction. These fluctuations coupled with reduced demand for our dialysis services or reimbursement rates could adversely affect the market price of our common stock and public warrants.


Possible delisting and risks of low priced stocks.

     Our common stock and public warrants trade on the Nasdaq SmallCap Market. There are certain criteria for continued listing on the Nasdaq SmallCap Market, known as maintenance requirements. Failure to satisfy any one of these maintenance listing requirements could result in our securities being delisted from the Nasdaq SmallCap Market. These criteria include two active market makers, maintenance of $2,000,000 of net tangible assets (or a market capitalization of $35,000,000 or a net income of $500,000 for our most recently completed fiscal year or in two of the last three most recently completed fiscal years), a minimum bid price for our common stock of $1.00, and at least 500,000 publicly held shares, among others. Usually, if a deficiency occurs for a period of 30 consecutive business days, the particular company is notified by Nasdaq and has 90 days to achieve compliance. If the company is unable to demonstrate compliance, the security is subject to delisting. The security might be able to trade on the bulletin board, a lower level trading market which may not provide the same visibility for the company or liquidity for its securities, as does the Nasdaq SmallCap Market. As a consequence, an investor may find it more difficult to dispose of or obtain prompt quotations as to the price of our securities, and may be exposed to a risk of decline in the market price of the common stock and public warrants.

     In December, 1998, we received notification from the Nasdaq Listing Qualification Department of the Nasdaq Stock Market that our common stock failed to maintain a closing bid price greater than or equal to $1.00.
This situation dealing with the trading market was beyond our control. Nevertheless, within the 90-day period from Nasdaq's notification, our securities traded for the required period in excess of $1.00 and we main-tained our Nasdaq SmallCap Market listing. However, there can be no assurance that some other listing maintenance criteria will not become deficient, whether within or beyond our control, and without a timely cure, could cause our securities to be delisted from the Nasdaq SmallCap Market.

The exercise price of the warrants was established in 1996 arbitrarily by negotiations with our then underwriters.

     The exercise price of the public warrants was determined in 1996 in negotiations with our then underwriter, two of whom are presently market makers in our securities. At that time we were making a public offering of our common stock and warrants. Among factors considered in determining the initial offering price of the common stock and the exercise price of the warrants were our then financial condition and prospects, the market prices of similar securities for comparable publicly traded companies, and the then general conditions of the securities market. The exercise price of the warrants did not necessarily have any relationship to our assets, book value, earnings (of which we had none), or other established criteria of value. The exercise price of the warrants should not be considered as their value. You should note that at the date of this prospectus, the common stock as quoted by Nasdaq is lower than the $4.50 exercise price of the warrants. There is no incentive for any warrantholder to exercise at a higher price than the investor could obtain by purchasing our common stock in the open market.


Substantial market overhang from outstanding options and warrants could adversely affect the market price of our common stock.

     We have the following options and warrants outstanding:

     o 1995 Options - 9,500 options of which 4,500 options are exercisable through October 9, 2000 at $1.50 per share, and 5,000 options are exercisable through June 9, 2003 at $2.25 per share; there are 250,000 shares reserved under the 1995 Plan.
     o 1996 Options - 10,000 options exercisable through August 18, 1999, 5,000 at $2.25 per share and 5,000 at $4.75 per share.
     o 1999 Options - 800,000 options (incentive and non-qualified) granted under a 1999 Stock Option Plan exercisable at $1.25 per share, 365,000 options exercisable through April 20, 2000 and 435,000 options exercisable through April 20, 2004.
     o Selling security holder options - 300,000 options and warrants exercisable through April 17, 2001 of which 100,000 are exercisable into common stock at $4.50 per share and 200,000 are exercisable into warrants which the selling security holder may exercise for common stock at $5.40 per share.
     o 2,300,000 publicly traded warrants exercisable through October 16, 1999 (may be extended) at $4.50 per share.

     Total shares of common stock issuable upon exercise of outstanding options and warrants is 3,419,500 shares. The 1995, 1996 and 1999 options were granted over the years at the then fair market value of the common stock to officers, directors, employees, consultants and advisors of DCA, with some to our parent company's officers and directors. The selling security holders are the underwriters and their transferees of our 1996 public offering of common stock and the 2,300,000 public warrants.

     Our public float is a little in excess of 1,000,000 shares of common stock. Holders of options and warrants are likely to exercise them at such time as the market price exceeds the exercise price of the options and warrants. Accordingly, if the market price of the common stock starts to rise, the holders may most likely exercise their warrants and options and the sale of such common stock into the market could have an adverse effect on the market price of our common stock. In fact, the mere potential of such sales could have an adverse impact on the current market prices of our securities.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

     Our parent company owns 2,410,622 shares of our common stock, or 68% of our company. Under a letter of intent to merge a private company into our company, we anticipate issuing 8,100,000 of our shares to the potential merger company and Medicore will be purchasing all of our assets and assuming all of our liabilities and returning 2,160,622 shares of our common stock it owns, leaving Medicore with 250,000 of our shares. We cannot give you any assurance that the merger will be successfully negotiated and completed. In addition, officers, directors, former under-writers and advisors to our company own 125,500 shares of common stock and 1,123,000 options and warrants exercisable and convertible into an additional 1,123,000 shares of common stock. Most of the shares held by these officers, directors and advisors are not freely tradable and are restricted from sale. However, a registration statement to register the shares held by these officers, directors, advisors and Medicore may be filed in the near future. As part of the letter of intent and proposed merger with MainStreet, the private internet website company, which will become a public company by virtue of the merger with us, is to file a registration statement that will include all our shares of common stock held by these individuals and Medicore. After such registration statement is effective, all their shares, including those issuable upon exercise of their options and warrants, will be eligible for resale in the public market without restrictions. If these shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of these warrants and options in the public market, then the market price of our common stock could fall.


Your investment in common stock upon exercise of the public warrants will be subject to immediate and substantial dilution.

     If you exercise your warrants and purchase our common stock you will experience immediate and substantial dilution of $1.43 per share, or 32%, between the net tangible book value per share of common stock after this offering of common stock issuable upon exercise of the public warrants and the offering price per share, which is the $4.50 exercise price.


Warrantholders in jurisdictions where we are unable to register or other-wise qualify the common stock for sale will be unable to exercise their warrants and acquire our common stock.

     Our warrants were originally sold in a 1996 underwritten public offering of common stock and warrants. At that time the warrants and common stock issuable upon their exercise were registered or otherwise qualified in approximately 12 states. The warrants presently trade on the Nasdaq
SmallCap Market and are owned by persons located in approximately 35 states, Washington, D.C. and Puerto Rico. We are attempting to register or qualify the common stock issuable upon exercise of the public warrants in each jurisdiction where we have warrantholders. However, we cannot give assurance we will be able to register or qualify the common stock in all of those jurisdictions. In this event, warrantholders in those juris-dictions in which we are not able to register or qualify our common stock will not be able to exercise their warrants and realize any benefits if the market price of our common stock exceeds the $4.50 warrant exercise price.



                           Recent Developments

Letter of intent relating to proposed merger and sale of our assets.

     On June 4, 1999, we entered into a letter of intent with our parent, Medicore, which company owns 68% of our common stock, and MainStreet, a newly organized company establishing a central web site which is to provide other entities with the tools and technology to perform registered primary and secondary security offerings without any underwriters. It will allow all types of investors, individuals and institutions, to participate in new and seasoned public offerings through a Dutch auction for the issuing company's securities. MainStreet believes this method of providing a means for entities to raise capital directly with all types of investors is more democratic than traditional underwriting through brokers, since usually only favored customers of the underwriters are allocated a portion of the offered securities. Other investors usually only have the oppor-tunity to buy the offered securities in the trading market after the price of the securities has risen many times well in excess of the original offering price. Furthermore, the Dutch auction for an offering of stock lowers the cost of the underwriting process, makes the entire process fairer to the ultimate purchasers, and has the price set by the bidders, those individuals or institutions who are willing to pay the most for the offered security. The Dutch auction technology will also enable any company utilizing MainStreet's website and services to raise more capital than the offering price fixed by an underwriter if investors bid higher prices for the registered amount of shares to be sold.

     The company offering its securities would establish a minimum price for its shares which it has registered in the offering, and investors select the number of shares at each price he, she or it is willing to pay. The clearing price would be the minimum price that clears all of the offered shares and results in at least 400 shareholders. This enables the company making the public offering to maximize the proceeds for the sale of its securities and allows the investors willing to pay the most to own the shares.

     Any company using MainStreet's website will have the option to use the services of an underwriter. It is anticipated that Todd & Company, Inc., a small brokerage firm registered with the SEC and a member of the NASD, will have an arrangement with MainStreet to be one of the underwriters available to assist companies in their public offerings. The President and sole owner of Todd, Thomas K. Langbein, is also our Chairman of the Board and Chief Executive Officer, and holds those positions with, as well as being the President of, our parent, Medicore. One of the principals of MainStreet is a registered account executive presently with an unaffiliated brokerage firm, and plans to join Todd if the merger and acquisition transactions are completed.

     The letter of intent provides for two simultaneous transactions. One is for MainStreet to merge into our company, which will be the surviving company and will change its name to MainStreet.com or such name as new management shall choose. We will issue 8,100,000 shares of our common stock to the MainStreet shareholders. With our existing shares and assuming all our warrants and options are exercised, which will become MainStreet shares, the aggregate outstanding MainStreet shares is anticipated to be approxi-mately 10,555,000 shares of common stock with a public float of approxi-mately 3,825,000 shares. Those estimates do not include any exercise of the 2,300,000 public warrants or selling security holder options or warrants. The float includes the assumption that all existing 819,500
DCA options are exercised and a registration statement is filed with the Securities and Exchange Commission, as is required by the letter of intent, and becomes effective covering MainStreet shares held by Medicore (250,000 shares), Thomas K. Langbein (810,000 shares) and other MainStreet investors (810,000 shares).

     As part of the consideration for the merger, we will issue 1,000,000 additional shares of our common stock to the two principals of MainStreet for the continuance of the operations of an affiliated company to MainStreet, CEO Letter, LLC. The CEO Letter.com provides chief executive officers of public companies a forum to discuss their companies to the millions of potential internet investors. See "Prospectus Summary - Letter of Intent for Proposed Merger and Sale of Assets." Of the 1,000,000 shares to be issued, 750,000 shares shall be held in escrow subject to release based on a formula relating to sales and pre-tax earnings for the operations of The CEO Letter.

     The second simultaneous transaction is the sale of all our assets to Medicore in consideration for Medicore's return to us of 2,160,622 shares of our company owned by Medicore, approximately 90% of Medicore's ownership of DCA, and Medicore's assumption of all of our long-term debt and liabilities up to the closing date of the merger.

     If any of the public warrants are exercised, the net proceeds will remain available to MainStreet, the newly merged company, except for 20% of the net warrant proceeds upon exercise of the public warrants up to a maximum of $1,000,000, which sums, assuming the public warrants are exercised to that extent, will go to

Medicore. If the proposed merger is not completed, we will utilize the proceeds in our dialysis operations. See "Use of Proceeds."

     We also have the right to appoint one director to the new management of MainStreet.


Conditions of proposed transactions and shareholder approval.

     Completion of the proposed merger and acquisition transactions are subject to a variety of contingencies, including due diligence by all parties, an independent appraisal of our company, the negotiation and execution of binding merger and acquisition agreements satisfactory to all parties, MainStreet's qualification for listing on the Nasdaq SmallCap Market, and one of the more important conditions to completion of the merger and acquisition transactions is shareholder approval of the proposed merger and sale of assets. Once the due diligence is satisfactorily completed and a merger and acquisition agreement is negotiated, finalized and approved by all parties and their boards of directors, we will hold a special meeting of our shareholders and solicit proxy votes, or shareholders may vote in person at the special meeting, to determine whether our shareholders approve, by majority vote, of the proposed merger and sale of assets. Medicore will not vote its 68% ownership of our company in order to allow the public shareholders of DCA to make the determination as to whether the proposed merger with MainStreet and the sale of our assets to Medicore is to be accomplished.


Registration.

     The letter of intent provides that MainStreet will register Medicore's 250,000 shares, the 815,000 shares to be owned by our present officers, directors and consultants, 810,000 shares owned by Thomas K. Langbein, and 810,000 shares to be owned by MainStreet's private investors, within 60 days of the closing of the merger and acquisition. Mr. Langbein is the Chairman of the Board and Chief Executive Officer of our company, sole owner of Todd, Chairman, Chief Executive Officer and President of Medicore, our parent, and Chairman and Chief Executive Officer of Techdyne, Inc., a 61% owned public subsidiary of Medicore.


Non-binding letter of intent.

     The letter of intent merely outlines the proposed transactions and is not deemed a binding or definitive merger agreement. We cannot give you any assurance that the proposed merger and acquisition will be successfully concluded. There are many conditions that must be satisfied, primarily reaching definitive merger and acquisition agreements, the preparation and filing of a proxy statement with the Securities and Exchange Commission and with our shareholders describing the details of the merger, sale of assets, taxes and other information concerning the parties and the proposed transactions, and obtaining shareholder approval of the proposed transactions.


Taxes.

     If completed, the merger of MainStreet into our company will qualify as a tax-free reorganization under the Internal Revenue Code. The sale of assets to our parent will not qualify as a tax-free reorganization under the Internal Revenue Code. Tax implications of the asset purchase will be Medicore's responsibility with respect to its 68% ownership interest in our company, and tax implications upon our sale of the assets to our parent will be MainStreet's responsibility upon completion of the merger. If the tax liability to MainStreet exceeds $500,000, MainStreet has the option to terminate the merger.

Purpose of the proposed merger.

     Based upon the recent burgeoning of the internet and the pool of nearly 20,000,000 on-line investors, which is increasing each day, and the present strong economy and securities market, it appears to the parties involved that a website company like MainStreet providing new methods of capital formation for companies and greater opportunities for investors' partici-pation in initial and secondary financings, that a greater and faster potential for growth and shareholder value is attainable with MainStreet's proposed operations than with our dialysis operations. Over the years we have built new dialysis centers, but based on limited financing we have not acquired existing dialysis operations. Accordingly, our growth has been limited and slow. The construction of new dialysis facilities takes four to six months, and although operations generate revenues, sufficient capacity to generate profits takes at least one year. Our dialysis centers, except for the longer established ones, are not operating at full capacity and are generating losses. Shareholders will ultimately make the decision whether to shift into the internet area and seek the potential of faster and more extensive growth and value through MainStreet, its management and operations, rather than wait for a slower expansion with more limited impetus to earnings as reflected over the last years of our dialysis expansion program.


MainStreet - Summary Risk Factors.

     At this point in time we are unable to advise anyone of the probability of these proposed merger and acquisition transactions being successfully concluded. However, we believe it appropriate to provide you with a brief summary of risk factors associated with MainStreet and its operations so you can better appreciate the nature of that company and the proposed merger. Should we reach a definitive merger agreement in the near future, all shareholders will then be provided with details of the merger and acquisi-tion, more extensive disclosure of MainStreet, the surviving company, and the risks involved, including, as an attachment to the proxy statement seeking shareholder approval, the full and final merger and acquisition agreements.

     No operating history.

     o  MainStreet formed on April 12, 1999
     o  no commercialized services
     o  no operating history
     o  no revenues
     o risks, uncertainties and expenses of new business, particularly in rapidly developing internet commerce industry
     o  no reputation or exposure in industry
     o  activities limited to
        -  development of services and technology
        -  formation and legal issues
        -  raising initial capital

     Systems and website not established or generated.

     o  web site and system operations not completed
     o  no test runs; no assurance system functional
     o  technical capacity and necessary interfaces unknown

     Rapid technological change; dependence on technology and risk of system disruptions.

     o internet and electronic commerce markets characterized by rapid technological change
        -  in user and customer requirements
        - frequent new services and product introductions including new technologies

     o  MainStreet performance conditioned, in part, on
        -  ability to continue and enhance services
        - develop new technology addressing increasingly sophisticated and varied needs of prospective customers
        -  license technologies
        - respond to technological advances and emerging industry standards and practices on timely and cost-effective basis
     o development of website and other proprietary technology entails technical and business risks
     o if MainStreet is unable to adapt to changing market conditions or customer requirements, or website and technology do not achieve sufficient acceptance, business, results of operations, and financial condition would be adversely affected.
     o system disruptions could adversely affect MainStreet's business, results of operations and financial condition

     Dependence on growth of internet commerce; uncertain acceptance of MainStreet services.

     o  market for internet-based services new and rapidly evolving
     o demand and market acceptance for MainStreet's services subject to high degree of uncertainty
     o success of services dependent on adoption of internet by issuers of securities and investors as a mainstream medium for initial public offerings and secondary offerings of securities.
     o issuers and investors historically relied on traditional means of securities offerings; MainStreet success assumes issuers and investors will accept alternative methods of raising capital
     o commercial use of internet (ease of access, security, reliability, cost and quality of service) unresolved and could adversely impact growth of internet use

     Risk of security break-ins and break downs.

     o infrastructure vulnerable to physical or electronic break-in, viruses and similar disruptive occurrences
     o security breaches expose MainStreet to financial loss, litigation and other liabilities
     o  interruption of operations

     Dependence on internet; capacity constraints.

     o efficient processing of securities offerings through MainStreet internet-based services depends on good communications and infrastructure for providing internet access
     o internet may not be viable commercial medium due to inadequate infrastructure
     o even with growth of internet industry, no assurance internet infrastructure will be able to support demands
     o large increase in volume or pace of traffic on MainStreet's website - MainStreet forced to expand and upgrade technology, transaction processing systems and network infrastructure

     Future capital needs; uncertainty of additional financing.

     o MainStreet raising initial private financing; relying on potential net proceeds from public warrant exercises and completion of merger with DCA

     o development of website and proposed internet services, website infrastructure, marketing and organizational operations, particularly in developmental stages, are capital intensive
     o  MainStreet has no credit facility or other committed source of capital
     o  additional funds necessary in immediate future for
        -  rapid expansion
        -  response to competitive pressures, enhance existing services
     o lack of adequate funds may require limitations on operations or obtaining funds on unattractive terms; adverse impact on MainStreet

     Periods of declining security prices, inactivity or uncertainty in the equity markets may adversely affect revenues.

     o revenues likely to be lower during periods of declining security prices or market inactivity
     o volatility in public markets in the number and size of security offerings
     o may lose investor confidence by those persons or entities having incurred losses by investing in volatile securities
     o market activity declines generally in periods of market uncertainty due to inflation increases, threat of or actual interest rate in-creases

     Inability to protect intellectual property rights, may result in significant costs.

     o business dependent on intellectual property rights and proprietary technology
     o currently, MainStreet has no patents or patent applications to protect concepts and technology necessary to our programs and services and processes
     o difficulty in policing unauthorized use of any protected concepts and proprietary technology
     o litigation to protect any intellectual property rights is extensive, costly and diverts time and resources away from operations

     Management has limited experience in MainStreet's operations.

     o  limited, if not extremely minimal, experience in
        - establishing and operating web site for public offerings of securities
        -  operating and managing public company
     o  may not have ability to manage growing enterprise

     Significant competition from traditional underwriting and recently established internet investment bankers.

     o traditional investment banking firms compete for new and secondary offerings; some offer securities on the internet
     o  issuers self-underwritten on their own website
     o recently formed and substantially better financed on-line investment bankers with relationships with other broker-dealers; more experienced in internet offerings
     o entities providing similar services with a broader base of services to attract issuers and customers

                          Use of Proceeds

     Assuming exercise of all of the 2,300,000 public warrants, we would realize net proceeds of approximately $9,733,000, which includes a 5% exercise fee to the original underwriters of our 1996 public offering of common stock and warrants. The 5% fee is subject to certain conditions being satisfied. Among those conditions are that the market price of our common stock on the date of exercise is greater than the warrant exercise price, the exercise of the warrant is solicited by a member of the NASD, disclosure of the 5% fee is made at the time of the exercise, and any of the underwriters is designated as the soliciting broker. These fees could aggregate up to $517,500 if all such conditions are met and assuming all the public warrants are exercised. It might be noted that except for a brief period of time in the first quarter of 1997, our shares of common stock have traded on the Nasdaq SmallCap Market at prices below, and during 1998, substantially below, the exercise price of the public warrants. Accordingly, there is little likelihood of the public warrants being exercised under the present market prices at which our common stock is trading.

     The selling security holders, one of whom is one of the former under-writers and the others who are or were affiliated with the former under-writers of our 1996 public offering, have options and warrants for 300,000 shares of DCA common stock. Assuming all of these options and warrants are exercised, we would obtain an additional $1,530,000.

     We will not receive any proceeds from any sales of shares of common stock that may be made from time to time by the selling security holders who obtain their shares upon exercise of their options and warrants. We are bearing the registration expenses for the selling security holders. However, the selling security holders are responsible for any selling expenses such as brokerage commissions and expenses of their own counsel.

     If the proposed merger with MainStreet and sale of our assets to our parent is not completed (see "Recent Developments"), then we intend to use any net proceeds we may receive upon exercise of the warrants primarily to acquire or develop free standing outpatient dialysis treatment centers. Depending upon the area of the country and the size of the dialysis facility to be developed, it has been our experience that a 12-station dialysis center costs in the range of $600,000 to $750,000. We may use portions, even significant portions, of any net proceeds realized from the public warrant exercises in such a manner as we deem appropriate.
Such change in use of proceeds may become necessary or desirable based upon unforeseen future events, including expenses, complications and delays frequently encountered by businesses, as well as changes in economic conditions or in governmental regulation.

     If the proposed merger and sale of assets transactions are completed, then 20% of the net warrant proceeds up to $1,000,000 will be for Medicore, and the balance of the net proceeds will become the assets of MainStreet, which company may use them for its operations as its management determines to be in its best interests.



                     Selling Security Holders

     The following table sets forth certain information with respect to the selling security holders. DCA will not receive any of the proceeds from the sale of the selling security holder's common stock. The notes to the table describe the relationship of the selling security holders to DCA.
The selling security holders currently hold options and warrants to obtain an aggregate of 300,000 shares of DCA common stock; 100,000 options exer-cisable at $4.50 per share, and 200,000 warrants exercisable at $5.40 per share, all exercisable through April 17, 2001.

                         Beneficial      Amount of    Beneficial
                         ownership         common     ownership
                           before         stock to    after the
Name                    the offering     be offered   offering(1)    %(1)
----                    ------------     ----------   -----------    ----
Joseph Dillon &
  Company, Inc.(2)        100,002(3)      100,002         0          ---
Lynne Guccione(4)          33,333          33,333         0          ---
Richard Hunt(5)            25,002(3)       25,002         0          ---
William Hunt (6)           25,002(3)       25,002         0          ---
Pamela Luthy(7)            33,333(3)       33,333         0          ---
Cynthia Margiotta(7)       33,333(3)       33,333         0          ---
Damon Testaverde(8)        49,995(3)       49,995         0          ---

(1) Assumes selling security holders sell all of their DCA common stock.
(2) Lead underwriter of the DCA 1996 public offering of common stock and warrants; market maker of DCA common stock and warrants trading on the Nasdaq SmallCap Market; underwriter of Techdyne, Inc. 1995 public offering of common stock and warrants (Techdyne is a 61% public subsidiary of Medicore); market maker of Medicore and Techdyne common stock; Medicore and Techdyne shares trade on the Nasdaq National
    Market. Previously was financial consultant to DCA and Techdyne through October, 1997 for aggregate fees of $108,000.
(3) Does not include common stock or warrants of DCA held in trading accounts based on market making activities or otherwise held in customer accounts.
(4) Wife of former account executive with Greenway Capital Corporation, a securities brokerage firm no longer in existence, and formerly co-underwriter of the DCA 1996 public offering of common stock and warrants.
(5) Chief Executive Officer and director of Network 1 Financial Securities, Inc., co-underwriter of the DCA 1996 public offering of common stock and warrants. Network 1 is also a market maker of DCA common stock and warrants.
(6) President and director of Network 1 Financial Securities, Inc.  See note
    (5).
(7) Wife of account executive affiliated with Joseph Dillon & Company Inc.; formerly affiliated with Greenway Capital Corporation. See note (4).
(8) President of Network 1 Financial Services, Inc.  See note (5)



                          Plan of Distribution

     The 2,300,000 shares of DCA common stock are being offered for sale to the present and any subsequent holders of the public warrants.

     In addition, our company is registering the selling security holders' 300,000 shares of common stock obtainable upon exercise of the options and warrants held by the selling security holders. The shares may be sold by the selling security holders, or by their pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time:

     o in transactions (which may include block sales) on the Nasdaq SmallCap Market or such other national securities exchange or automated interdealer quotation system on which shares of DCA common stock are then listed,
     o  in negotiated transactions, or
     o through a combination of such methods of sale, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     The common stock may be sold directly to purchasers or through under-writers, agents or broker-dealers by one or more of the following means:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and
     o a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for which such under-writers, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of common stock is made, the terms and conditions of such transaction will be set forth in a supplement to this prospectus.

     The selling security holders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling security holders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts. We have agreed to bear the expenses in connection with the registration of the shares being offered by such selling security holders. We have agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act.

     Since the selling security holders are securities brokerage firms or their affiliates, they most likely will be selling their shares of common stock through their own firms. The selling security holders have advised our company that they have not entered into any agreements, understandings or arrangements with any underwriters or other broker-dealers regarding the sale of their common stock.

     Regulation M under the Securities Exchange Act of 1934 prohibits persons engaged in a distribution of securities from bidding or from purchasing (including offers to bid or purchase) the common stock being distributed until their distribution is completed. One of the purposes of Regulation M is to preclude persons with a financial interest in a distribution from affecting the integrity of the independent pricing mechanisms of the market for the securities that are in distribution.

     Distribution is defined broadly, distinguishing the concept from trading transactions, with certain criteria such as the presence of special selling efforts and selling methods. The definition applies to "shelf offerings" of securities as is the case with secondary offerings by selling stockholders from time to time in the open market at current market prices. Whether sales by the selling security holders are deemed to be a distribution under Regulation M depends, among other factors, on the amount of securities registered, the public float, the trading volume and the presence of any special selling effort. If it is determined that a distribution exists, the bidding for and the purchasing prohibitions of Regulation M will apply to those securities being distributed by those persons participating in the distribution. Since Joseph Dillon and Network 1 are currently market makers in the DCA common stock, five business days prior to their determination to start selling for themselves or affiliated persons, they will have to cease their market making activity until their distribution is completed.

     Since there may be extended periods during which there are no selling efforts under an effective shelf-registered securities offering, the Commission believes it is unnecessary to subject issuers, broker-dealers, selling security holders and other person who may be deemed participating, to the strict prohibitions of bidding for, purchasing or inducing others to purchase the securities subject to the distribution throughout the life of the shelf registration.

     The selling security holders have been apprised of the restriction of Regulation M and have agreed to abide by their obligations under the Exchange Act. Nothing in this prospectus is deemed a determination as to whether this shelf-registered offering by the selling security holders is a distribution, whether any selling security holder may be deemed an under-writer, or at what point the prohibition relating to selling security holders who are market makers in our securities against bidding for or purchasing the securities commences or relaxes.

     Joseph Dillon and Network 1 Financial Securities, the former under-writers of our 1996 public offering of common stock and warrants, market makers of the securities and selling security holders (and their trans-ferees) (see the section entitled "Selling Security Holders") are entitled to a fee of 5% of the exercise price of each public warrant exercised provided the following conditions are met:

     o the market price of the common stock on the date of the warrant exercise is greater than the warrant exercise price on that date;
     o  the exercise of the warrant was solicited by a member of the NASD;
     o  the warrant is not held in a discretionary account;
     o  the fee is disclosed at the time of the warrant exercise;
     o the solicitation of the exercise of the warrant is not in violation of Regulation M of the Exchange Act; and
     o either Joseph Dillon or Network 1 is designated in writing as the soliciting broker.



                     Description of Securities

Common Stock.

     DCA is authorized to issue 20,000,000 shares of common stock, $.01 par value. As of June 14, 1999, there were 3,546,344 shares of common stock outstanding held by approximately 430 shareholders.

     The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Cumulative voting is not allowed, with the result that Medicore, which parent company presently owns 68% of DCA, can and does elect all of the directors and has the ability to determine all matters submitted for shareholder approval, and the minority shareholders cannot independently elect any directors or cause any significant impact on voting of any other matters. However, with respect to the proposed merger of DCA with MainStreet and the purchase of DCA's assets by Medicore, the parent is not voting its majority 68% ownership of DCA, thereby allowing the public (minority) shareholders to determine whether they want to approve the merger and sale of the DCA assets. See "Recent Developments."

     Common stockholders are entitled to share pro rata in any dividends that may be declared by the board of directors from funds legally available. Other than in 1995, when our board of directors declared a stock and cash dividend, no dividends have been declared or paid by our board of directors and none are anticipated in the foreseeable future.

     Upon any dissolution, liquidation or winding-up of DCA, the common stockholders will be entitled to share pro rata in all distributions made after payment of or provision for the payment of all debts and prior claims.

     The common stockholders have no preemptive or other subscription rights, and there are no conversion rights, redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered under the warrants, upon issuance and sale will be, fully paid and non-assessable.


Warrants.

     There are 2,300,000 outstanding public warrants held by approximately 320 warrantholders. Each public warrant entitles the holder to purchase one share of common stock at an exercise price of $4.50 per share, subject to adjustment in certain circumstances, at any time until 4:00 p.m. Eastern Time on October 16, 1999.

     The public warrants may be redeemed at any time by DCA at a redemption price of $.10 per warrant, on not later than 30 days' prior written notice to the holders of the warrants. However, the public warrants may only be redeemed if the closing high bid price of the common stock as reported by Nasdaq is at least 150% (presently $6.75 per share, subject to adjustment) of the warrant exercise price for a period of 15 consecutive trading days ending on the fifth day prior to the date the notice of redemption is given. Warrantholders have the right to exercise their warrants until the close of the business day preceding the date fixed for redemption. The market price of the common stock has not exceeded the exercise price except for the first quarter in 1997, and that price was below the redemption trigger price. DCA does not anticipate redeeming the public warrants.

     The exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock options, combinations or reclassification of the common stock. The warrants do not confer upon the holders any voting or any other rights as shareholders of DCA.


Outstanding Options and Warrants.

     There are currently outstanding an aggregate of 819,500 options exer-cisable at prices ranging from $1.25 to $4.75 for exercise periods from August 18, 1999 to April 20, 2004. All but 4,500 options are held by officers and directors of DCA and its parent, Medicore.

     The underwriters of DCA's 1996 public offering and their transferees, referred to in this prospectus as the selling security holders, acquired options to purchase 100,000 shares of common stock at $4.50 per share and 200,000 warrants which are exercisable at $5.40 per share through April 17, 2001. These 300,000 shares of common stock are the shares included in this prospectus for the selling security holders. See "Selling Security Holders" and "Plan of Distribution."


Transfer Agent and Warrant Agent.

     The transfer agent for the common stock and the warrant agent for the public warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.



                             Legal Matters

     The validity of the common stock offered by this prospectus issuable upon the exercise of the public warrants will be passed upon by Lawrence E. Jaffe, Esq., 777 Terrace Avenue, Hasbrouck Heights, New Jersey. Mr. Jaffe is Secretary and counsel to DCA, its parent, Medicore, and to Medicore's public subsidiary, Techdyne. Mr. Jaffe has also represented Todd from time to time. In 1998 Mr. Jaffe's fees from DCA were approximately $82,000 and aggregated approximately $185,000 for professional services to Medicore and Techdyne.
Mr. Jaffe is trustee of a trust for his wife which trust owns 16,000 shares of DCA common stock, 2,000 of the public warrants, and 70,075 shares of Medicore common stock. Mr. Jaffe also owns DCA options to purchase 260,000 shares of common stock at $1.25 per share through April 20, 2000. He also owns 10,000 shares of Techdyne common stock and has options for an additional 30,000 shares of Techdyne at exercise prices ranging from $1.75 to $3.25 for exercise periods from April, 2000 to June, 2002. Mr. Jaffe maintains his office at the New Jersey executive offices of Medicore.



                                Experts

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst
& Young LLP's report, given on their authority as experts in accounting and auditing.

---------------------------------     ----------------------------------
---------------------------------     ----------------------------------



  We have not authorized any           2,600,000 Shares of Common Stock
dealer, sales person or any
other person to give any in-
formation or to represent
anything not contained in this
prospectus.  You must not rely
on any unauthorized information.             DIALYSIS CORPORATION
This prospectus does not con-                     OF AMERICA
stitute an offer to sell or buy
any security in any jurisdic-
tion where it is unlawful.


                                      ----------------------------------


                                                  PROSPECTUS


        TABLE OF CONTENTS             ----------------------------------


                            Page
                            ----

About this Prospectus......  2
Available Information......  2
Incorporation of Certain
 Documents By Reference....  3
Prospectus Summary.........  4
Risk Factors...............  6
Recent Developments........ 12                              , 1999
Use of Proceeds............ 18
Selling Security Holders... 18
Plan of Distribution....... 19
Description of Securities.. 21
Legal Matters.............. 22
Experts.................... 23


---------------------------------     ----------------------------------
---------------------------------     ----------------------------------

                               PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          SEC registration fee                   $      0
          Accounting fees and expenses              2,000
          Legal fees and expenses                  65,000
          Printing fees                             7,500
          Blue Sky filing fees and expenses        22,000
          Miscellaneous                             4,000
                                                 --------

            Total                                $100,000
                                                 ========

     The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. DCA has agreed to bear all expenses in connection with the registration of the shares of common stock being offered by it under the public warrants and the common stock offered by the selling security holders, except the selling security holders will bear any underwriting discount or selling commissions, transfer taxes, and any of their counsel fees.


Item 15.  Indemnification of Directors and Officers.

     The certificate of incorporation and by-laws of DCA provide that the company shall indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the company. Such indemnification (other than as ordered by a court) shall be made by DCA only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders.

     Section 607.0850 of the Florida General Corporation law provides that a corporation shall have power to indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

     In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reason-ably believed to be in or not opposed to the best interests of the corpora-tion, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Item 16.  Exhibits.

(4)  Instruments defining the rights of security holders, including indentures

     (i)    Form of common stock certificate*

     (ii)   Form of redeemable common stock purchase warrant*

     (iii)  Form of underwriters' option*

     (iv) Form of Warrant Agreement between DCA, Continental Stock Transfer & Trust Company and Joseph Dillon & Company, Inc.*

     (v) Amendment No. 1 to Warrant Agreement between DCA, Continental Stock Transfer & Trust Company and Joseph Dillon & Company, Inc. dated March 9, 1999 (incorporated by reference to the Company's Current Report on Form 8-K dated March 9, 1999, Item 7(c)(4)(i))

     (vi)   1995 Stock Option Plan*

     (vii)  Form of stock option certificate under the 1995 Stock Option Plan*

     (viii) 1999 Stock Option Plan

     (ix)   Form of stock option certificate under the 1999 Stock Option Plan

(5)  Opinion of Lawrence E. Jaffe, including consent

(23) Consents of experts and counsel

     (i)  Consent of Ernst & Young LLP (included on page II-5)

     (ii) Consent of Lawrence E. Jaffe, Esq. (contained in Exhibit 5)

(24) Power of attorney (included on signature page)

* Incorporated by reference to DCA's registration statement on Form SB-2 dated December 22, 1995, as amended February 9, 1996, April 2, 1996 and April 15, 1996, registration no. 33-80877-A, Part II, Item 27.
   Documents incorporated by reference are not included in the Exhibit Volume.


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     A.  Rule 415 Offering.

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
                   (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securi-ties offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424
                   (b) if, in the aggregate the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registra-tion Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amend-ment any of the securities being registered which remain unsold at the termination of the offering.

     B.  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Requests for Acceleration of Effective Date or Filing of Registra-tion Statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjucation of such issue.

                               Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Hasbrouck Heights, State of New Jersey on the 24th day of June, 1999.

                                   DIALYSIS CORPORATION OF AMERICA

                                      /s/ Thomas K. Langbein

                                   By:----------------------------
                                      Thomas K. Langbein
                                      Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer


                            Power of Attorney

     We, the undersigned officers and directors of Dialysis Corporation of America, hereby severally constitute and appoint Thomas K. Langbein and Lawrence E. Jaffe, and each or both of them, as our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, as well as any related registration statement, or amendment or supplement thereto, filed pursuant to the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection there-with, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this regis-tration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                               Date
---------                   -----                               ----

/s/ Thomas K. Langbein      Chairman of the Board of Directors  June 24, 1999
-------------------------   and Chief Executive Officer
Thomas K. Langbein

/s/ Bart Pelstring          President and Director              June 24, 1999
------------------------
Bart Pelstring

/s/ Stephen W. Everett      Executive Vice-President            June 24, 1999
------------------------
Stephen W. Everett
                            Vice-President (Finance),
/s/ Daniel R. Ouzts         Treasurer, Chief Financial          June 24, 1999
___________________________ Officer and Controller
Daniel R. Ouzts

/s/ Robert W. Trause        Director                            June 24, 1999
------------------------
Robert W. Trause

/s/ Dr. Herbert I Soller    Director                            June 24, 1999
------------------------
Dr. Herbert I. Soller

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Dialysis Corporation of America for the registration of 2,600,000 shares of its common stock and to the incorporation by reference therein of our report dated March 22, 1999, with respect to the consolidated financial statements and schedule of Dialysis Corporation of America included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

June 24, 1999
Miami, Florida

                           CONSENT OF COUNSEL

     The consent of Lawrence E. Jaffe, Esq. is contained in his opinion filed as Exhibit 5 to this registration statement.

                                                  Registration No. 33-
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                           -----------------------


                                 FORM S-3

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                           -----------------------


                      DIALYSIS CORPORATION OF AMERICA
             (Exact name of registrant as specified in charter)


                           -----------------------


                                 EXHIBITS

                               EXHIBIT INDEX

(4)  Instruments defining the rights of security holders, including indentures

     (i)    Form of common stock certificate*

     (ii)   Form of redeemable common stock purchase warrant*

     (iii)  Form of underwriters' option*

     (iv) Form of Warrant Agreement between DCA, Continental Stock Transfer & Trust Company and Joseph Dillon & Company, Inc.*

     (v) Amendment No. 1 to Warrant Agreement between DCA, Continental Stock Transfer & Trust Company and Joseph Dillon & Company, Inc. dated March 9, 1999 (incorporated by reference to the Company's Current Report on Form 8-K dated March 9, 1999, Item 7(c)(4)(i))

     (vi)   1995 Stock Option Plan*

     (vii)  Form of stock option certificate under the 1995 Stock Option Plan*

     (viii) 1999 Stock Option Plan

     (ix)   Form of stock option certificate under the 1999 Stock Option Plan

(5)  Opinion of Lawrence E. Jaffe, including consent

(23) Consents of experts and counsel

     (i)  Consent of Ernst & Young LLP (included on page II-5)

     (ii) Consent of Lawrence E. Jaffe, Esq. (contained in Exhibit 5)

(24) Power of attorney (included on signature page)

* Incorporated by reference to DCA's registration statement on Form SB-2 dated December 22, 1995, as amended February 9, 1996, April 2, 1996 and April 15, 1996, registration no. 33-80877-A, Part II, Item 27.
  Documents incorporated by reference are not included in the Exhibit Volume.